Exhibit 99.1

Gladstone Investment Corporation Announces George “Chip” Stelljes III Intention to Resign as
Officer and Director

McLean, VA, November 28, 2012: Gladstone Investment Corporation and Gladstone Management Corporation, the investment adviser to the Gladstone Funds (Gladstone Investment Corporation (NASDAQ: GAIN), Gladstone Commercial Corporation (NASDAQ: GOOD), and Gladstone Capital Corporation (NASDAQ: GLAD)), announced today that Mr. George “Chip” Stelljes III notified the management of the Gladstone Funds of his intention to resign as an officer and director of each of the funds to devote his efforts to creating and managing new investment vehicles for the Gladstone family of companies. No effective date for the resignations have been set but the transition should commence in the very near future.

Mr. Stelljes currently serves as a director and an officer of each of the Gladstone Funds. Mr. Stelljes serves as co-vice chairman, chief investment officer and assistant secretary of Gladstone Investment, co-vice chairman, chief investment officer and assistant secretary of Gladstone Commercial, and president, chief investment officer and assistant secretary of Gladstone Capital. In April 2008, Mr. Stelljes turned over the presidency of Gladstone Investment to the fund’s current president, David Dullum. In June 2012, Mr. Stelljes was succeeded as the president of Gladstone Commercial by the current president, Robert Cutlip. In anticipation of Mr. Stelljes resigning as president of Gladstone Capital, management has begun a search for his replacement.

After Mr. Stelljes steps down from the Gladstone Funds, he will continue to perform his duties as an officer and director of Gladstone Management. In maintaining his position at Gladstone Management, Mr. Stelljes will primarily devote most of his time to new initiatives but will be available to assist in the management of the funds’ portfolio companies, as needed.

Gladstone Investment Corporation is an investment company that seeks to invest in subordinated loans, mezzanine debt, preferred stock and warrants to purchase common stock of small and medium-sized companies in connection with buyouts and other recapitalizations. Gladstone Investment also invests in senior and subordinated syndicated loans. For more information please visit our website at www.GladstoneInvestment.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Investment Corporation: +1-703-287-5893